EXHIBIT 5



November 6, 2000


Belco Oil & Gas Corp.
767 Fifth Ave.
46th Floor
New York, New York 10153

Gentlemen:

I have acted as counsel to Belco Oil & Gas Corp., a Nevada corporation (the "Company"), in connection with the preparation of the Post Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-3552 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of an additional 1,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company that may be issued by the Company under the Belco Oil & Gas Corp. 1996 Stock Incentive Plan (the "Plan").

In connection therewith, I have examined (i) the Certificate of Incorporation and the Bylaws of the Company, each as amended; (ii) minutes and records of the corporate proceedings of the Company with respect to the employee benefit plan under which the shares to be registered are to be issued or purchased; (iii) the Registration Statement and any and all exhibits thereto; and (iv) such other documents as I have deemed necessary for the expression of the opinions contained herein.

In making the foregoing examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, Bylaws, minutes and resolutions and other documents I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers and directors of the Company, and certificates of governmental officials, without independent check or verification of their accuracy.

Based upon the foregoing, and having due regard for such legal considerations as I deem relevant, I am of the opinion that the 1,000,000 shares of Common Stock of the Company to be offered and sold by the Company pursuant to the Plan have been duly authorized for issuance and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to references to me included in or made a part of this Registration Statement, and any amendment thereto.

Very truly yours,

/s/ Joe Callaway
Joe Callaway
Vice President - Legal Affairs